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                                                                   Exhibit 99.1
[LOGO]

                  JOHN SVAHN NAMED TO EPICEDGE BOARD

Austin, TX - November 20, 2001 - EpicEdge, Inc. (AMEX: EDG), a leading information technology consulting firm, today announced that John A. Svahn has been named to the Board of Directors.

Mr. Svahn is Chairman of Capital Associates, Inc., a Maryland corporation providing services in the health and human services area to state governments and the private sector. Prior to assuming his current position, he was Chairman of the Board and President of the Government Services Group of MAXIMUS, a leading provider of information technology, program management, and consulting services to government agencies throughout the United States.

He has held numerous senior-level positions in the Federal government, including Commissioner of Social Security, Under Secretary of the U.S. Department of Health and Human Services, and Assistant to the President for Policy Development during the Reagan Administration. Mr. Svahn began his government career in California, where he was instrumental in designing and implementing the state's welfare reform program.

"Mr. Svahn's experience and leadership in the government information technology market will be instrumental in helping EpicEdge sustain our momentum in the public sector," stated Richard Carter, Chief Executive Officer of EpicEdge. "With his long and distinguished career at the highest levels of government, he clearly provides a unique perspective into the needs and operations of public agencies that will be invaluable to us as we continue to develop this strategically critical component of our business."

The Company has also announced the resignation of Uri Landesman from the EpicEdge Board of Directors.

About EpicEdge
EpicEdge, Inc. is a leading information technology consulting firm, primarily focused on serving government, commercial and utility market customers. We enable our clients to meet their business goals through implementation and support of client/server and Internet enabled enterprise-wide (ERP) software packages, custom Web application development, and strategic consulting. EpicEdge excels at delivering successful IT project-based services by combining the elements of market-leading products, highly skilled technical personnel and proven project methodologies to deliver unmatched solutions. Our methodology is a focused yet all-encompassing approach that provides customers maximum return on their software investment and lower total cost of ownership. This methodology encapsulates a holistic approach to technology that is driven by an organization's business needs.

Certain statements in this news release may constitute "forward-looking statements." Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance and achievements of EpicEdge to be

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materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

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Company Contacts:

Sam DiPaola                                                Jean Albert
Investor Relations                                         Public Relations
sdipaola@epicedge.com                                      jalbert@epicedge.com
410-576-8935                                               212-894-2923